UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2017 (August 9, 2017)

Tyme Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38169	45-3864597
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

44 Wall Street – 12th Floor

New York, New York 10005

(Address of principal executive offices, including zip code)

(646) 205-1603

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company    ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Mr. Jonathan Eckard, PhD

Tyme Technologies, Inc. (the “Company”) entered into an employment agreement with Mr. Jonathan Eckard, age 43, pursuant to which he will become Chief Science Officer of the Company (the “Eckard Employment Agreement”). Mr. Eckard will report to the Chief Executive Officer and the Audit Committee of the Board of Directors of the Company (the “Board”).

Mr. Eckard is currently Chief Business and Strategy Officer of SELLAS Life Sciences, Ltd., a Bermuda-based late-stage biopharmaceutical company focused on the development of novel cancer immunotherapies and therapeutics (“SELLAS”). Prior to his employment at SELLAS, Mr. Eckard worked at Barclays plc from March 2015 to October 2016, where he was a director and senior biotechnology analyst. Prior to that, Mr. Eckard covered small- and mid-cap companies in the biotechnology and specialty pharmaceutical sectors as an equity research analyst at Citigroup Inc. from July 2012 to March 2015, Leerink Partners LLC from April 2007 to June 2012 and HSBC Holdings plc from July 2005 to February 2007. Mr. Eckard has received multiple accolades over the course of his career, including Institutional Investor’s “Best Up-and-Comer” and “Rising Star.”

Prior to Mr. Eckard’s career in finance, Mr. Eckard conducted oncology research and taught at The New York University School of Medicine (“NYU Med”). Mr. Eckard earned his PhD in toxicology and carcinogenesis in 2005 and a master’s degree in toxicology in 2000 from NYU Med and a bachelor of science in biochemistry from Ohio University in 1996.

Eckard Employment Agreement

The Eckard Employment Agreement provides for an annual salary of $200,000 and a term scheduled to expire on the one-year anniversary of the effective date of the Eckard Employment Agreement unless earlier terminated. Following completion of a qualified offering by the Company, as such term is defined in the Eckard Employment Agreement, Mr. Eckard will become entitled to a bonus equal to $155,000 multiplied by the number of years that he has been employed by the Company on the date of the qualified offering, and thereafter, Mr. Eckard’s annual salary would increase to $355,000.

The Eckard Employment Agreement (i) could renew for an additional one-year term unless timely notice of nonrenewal is given or the Eckard Employment Agreement is earlier terminated, (ii) provides for severance, in the event of termination by the Company without cause (as defined in the Eckard Employment Agreement), equal to six months’ salary (as in effect at the time of termination) and immediate vesting of 112,500 options for Company common stock and (iii) contemplates the establishment of a performance bonus opportunity based upon the achievement of performance criteria and goals approved by the Board and conditioned on Mr. Eckard’s continued employment by the Company. The Board plans to establish a performance bonus plan during the Company’s fiscal year ending March 31, 2018.

Pursuant to the Eckard Employment Agreement, the Board granted to Mr. Eckard options to purchase up to 500,000 shares of the Company’s common stock at a per-share exercise price of $4.31 (collectively, the “Options”). 50,000 of the Options vested upon execution of the Eckard Employment Agreement. The balance of the Options is scheduled to vest over a four-year term in equal annual installments beginning on the one-year anniversary of the Options’ grant date, conditioned on Mr. Eckard’s continued employment by the Company on the applicable vesting date.

The Eckard Employment Agreement provides that, in connection with a public offering of shares of Company common stock, Mr. Eckard will be subject to an underwriter lockup for such period of time, not to exceed 180 days, as the Company or its underwriters may specify.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tyme Technologies, Inc.

Dated: August 9, 2017	By:	/s/ Steve Hoffman
	Name:	Steve Hoffman, Chief Executive Officer